AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into and effective as of January 29, 2019, by and between FIRST BUSEY CORPORATION, a Nevada corporation and a registered bank holding company (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).
RECITALS
A. The Company and the Lender are parties to the Credit Agreement dated as of November 20, 2015 (as amended from time to time, the “Existing Credit Agreement”), pursuant to which the Lender made certain loans (the “Existing Loans”) and other financial accommodations to the Company.
B. The Company has requested the Lender to amend the Existing Credit Agreement to refinance certain of the Existing Loans, to extend an additional $60,000,000 Term Loan to the Company, and to revise certain terms of the Existing Credit Agreement, and the Lender has agreed to do so on the terms and conditions set forth herein.
C. The Lender has agreed to restate the Existing Credit Agreement so that this Amended and Restated Credit Agreement constitutes for all purposes an amendment to the Existing Credit Agreement and is not a novation, or new or substitute agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, the receipt and sufficiency of all such consideration being hereby acknowledged, the parties agree as follows:
AGREEMENT
SECTION 1  DEFINITIONS AND TERMS
1.1 Definitions.  As used in this Agreement, the following terms have the following meanings:
“Affiliate” shall mean, as to any Person, any (a) director or officer of such Person, or (b) Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person directly or indirectly, either individually or together with (in the case of an individual) his spouse, lineal descendants and ascendants and brothers or sisters by blood or adoption or spouses of such descendants, ascendants, brothers and sisters, owns twenty percent (20%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct, or cause the direction of, the management or policies of the controlled Person, whether through the ownership of voting securities, through common directors, trustees or officers, by contract or otherwise.

“Agreement” shall mean this Amended and Restated Credit Agreement, as amended, restated, supplemented, modified or extended from time to time.
“Bank Subsidiary” shall mean Busey Bank, and any Person which is now or hereafter an “insured depository institution” within the meaning of 12 U.S.C. Section 1813(c), as amended, and which is now or hereafter “controlled” by the Company within the meaning of 12 U.S.C. Section 1841(a), as amended.
 “Borrowing Date” shall mean a date on which Company has requested the funding of Loans under this Agreement, which date must be a Business Day and may not be later than one Business Day prior to the Termination Date.
“Business Day” shall mean any day (other than a Saturday or Sunday) on which commercial banks are open for business in Chicago, Illinois and New York, New York.
“Change of Control” shall mean (a) the acquisition by any Person, or two (2) or more Persons acting in concert, of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting ownership interests of the Company, or (b) the lease, sale or transfer or other disposition of all or substantially all of the assets of the Company or any Bank Subsidiary in one or a series of transactions to any Person, or two (2) or more Persons acting in concert.  “Change of Control” shall not include, however, any of the foregoing transactions among Subsidiaries of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.
“Collateral” shall mean all of the Property granted to the Lender as collateral under the Related Documents, if any.

“Commitment Fee Percentage” shall mean 0.25%.

“Debt Service Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Net Income plus interest expense plus non-cash expenses minus cash dividends and distributions paid during such period to (b) interest expense during such period plus 1/5 of the Revolving Loan Commitment plus scheduled principal payments on Indebtedness during such period.  The Debt Service Coverage Ratio shall be calculated on a trailing twelve (12) month basis, and each of the components of the Debt Service Coverage Ratio shall be as reflected on the quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP most recently filed by the Company with the appropriate Regulatory Authorities, if applicable and as such components are available therein, and if such components are not available therein, as calculated and reported by the Company.  For the avoidance of doubt, all of the components of the Debt Service Coverage Ratio shall be determined only with respect to the Company and on an unconsolidated basis.

“Default” shall mean an event which with the giving of notice or the passage of time or both would constitute an Event of Default.
“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval system of the United States Securities and Exchange Commission.
“Employee Plan” shall mean any savings, profit sharing, or retirement plan or any deferred compensation contract or other plan maintained for employees of the Company or its Subsidiaries and covered by Title IV of ERISA, including, without limitation, any “multiemployer plan” as defined in ERISA.
“Environmental Law” shall mean any local, state or federal law or other statute, law, ordinance, rule, code, regulation, decree or order, presently in effect or hereafter enacted, promulgated or implemented governing, regulating or imposing liability or standards of conduct concerning the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.
“Environmental Liability” shall mean all liability arising under, resulting from or imposed by any Environmental Law and all liability imposed under common law with respect to the use, treatment, generation, storage, disposal, discharge or other handling or release of any Hazardous Substance.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with the regulations and published interpretations thereunder, in each case as in effect from time to time.
“Event of Default” shall have the meaning assigned in Section 7.1.
“FDIC” shall mean the Federal Deposit Insurance Corporation and any successor thereof.
“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Company, ending on the last day of March, June, September and December of each calendar year.
“Fiscal Year” shall mean any of the annual accounting periods of the Company ending on December 31 of each calendar year.
“GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board and the Securities and Exchange Commission acting through appropriate boards or committees thereof for all periods so as to properly reflect the financial condition, results of operations and cash flows of the Company and its Subsidiaries.

“Government Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled through stock or capital ownership or otherwise, by any of the foregoing and including, without limitation, each Regulatory Authority.
“Guaranteed Loan Amount” shall mean, as of any date and with respect to each Bank Subsidiary, 100% of the aggregate principal amount set forth in Columns B and C of item 11.f. on Schedule RC-N of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.
“Guaranteed OREO Amount” shall mean, as of any date and with respect to each Bank Subsidiary, 100% of the aggregate principal amount set forth in item 13.b.7 on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.
 “Hazardous Substance” shall mean any pollutant, contaminant, waste, or toxic or hazardous chemicals, wastes or substances, including, without limitation, asbestos, urea formaldehyde insulation, petroleum, PCB’s, air pollutants, water pollutants, and other substances defined as hazardous or toxic in, or subject to regulation under, the Compre-hensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9061 et seq., Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, 42 U.S.C. § 3251 et seq., the Clean Air Act, 42 U.S.C. § 1857 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq., or any other statute, rule, regulation or order of any Government Authority having jurisdiction over the control of such wastes or substances, including without limitation the United States Environmental Protection Agency, the United States Nuclear Regulatory Agency, and any applicable state department or county department of health or similar entity.
“Holding Company Indebtedness” shall mean all (a) indebtedness of the Company for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise excluding trade payables incurred in the ordinary course of business; (c) commitments by which the Company assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations of the Company which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company which would, in accordance with GAAP, be included on the liability portion of a balance sheet, including, without limitation, Rate Management Transactions.

“Indebtedness” shall mean all (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services for which the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise excluding trade payables incurred in the ordinary course of business; (c) commitments by which the Company or a Subsidiary assures a creditor against loss, including, without limitation, contingent reimbursement obligations with respect to letters of credit; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) indebtedness guaranteed in any manner by the Company or a Subsidiary, including, without limitation, guaranties in the form of an agreement to repurchase or reimburse; (f) obligations under leases which are or should be, in accordance with GAAP, recorded as capital leases for which obligations the Company or a Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations the Company assures a creditor against loss; (g) unfunded obligations of the Company or a Subsidiary to any Employee Plan; (h) liabilities secured by any Lien on any Property owned by the Company or any Subsidiary even though it has not assumed or otherwise become liable for the payment thereof; and (i) other liabilities or obligations of the Company and its Subsidiaries which would, in accordance with GAAP, be included on the liability portion of a balance sheet, including, without limitation, Rate Management Transactions; provided that Indebtedness shall not include any liabilities incurred by the Company or any Subsidiary in the ordinary course of business which do not exceed $1,000,000.
“LIBOR Rate” shall mean an annual rate equal to 1.50% plus the greater of (a) zero percent (0%) and (b) the LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date.  If the initial advance under the Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date.  The Lender’s internal record of applicable interest rates (including without limitation Lender’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or shall cease to exist) shall be determinative in the absence of manifest error.
 “Lien” shall mean any mortgage, pledge, hypothecation, assignment, collateral deposit arrangement, encumbrance, lien (statutory or other), deed of trust, charge, preference, priority, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction.

“Liquid Assets” shall mean, with respect to the Company (on a non-consolidated basis), cash, reserves, and U.S. treasury securities or agency securities having a maturity no longer than one year after the date of issuance and rated at least AA+ by Standard & Poor’s Ratings Services and Fitch Ratings Inc. and Aa1 by Moody’s Investors Service, in each case held by the Company or maintained for the account of the Company at any member bank of the U.S. Federal Reserve System.

 “Loan Account” shall mean an account on the books of the Lender in which the Lender will record, pursuant to Section 2.4, the Obligations, payments made upon the Obligations, and other advances, debits and credits pertaining to the Obligations or the Collateral.
“Loan Loss Reserves” shall mean, with respect to the Company and each Bank Subsidiary, the loan loss reserve as determined with respect to the Company and each Bank Subsidiary and prepared in accordance with GAAP.
 “Loans” shall mean the Revolving Loans, the Term Loan and any term loan under Section 2.1(h) hereof.
“Material” means having or relating to meaningful consequences, and for purposes of this Agreement shall be determined reasonably in light of the facts and circumstances of the matter in question.
“Material Adverse Effect”:  Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding upon which either (i) an enforcement proceeding shall have been commenced by any creditor upon a judgment or order; or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect) which materially and adversely affects (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (b) the facts and information regarding the Company or any of its Subsidiaries which has been provided to Lender, (c) the ability of the Company to perform its obligations under this Agreement or any of the Related Documents, (d) the validity or enforceability of the material obligations of the Company under this Agreement or any Related Document, or (e) the rights and remedies of Lender against the Company.
 “Maximum Available Commitment” shall mean an amount, if any, equal to the excess of the Revolving Loan Commitment minus the outstanding principal amount of all Revolving Loans.
 “Net Income” or “Net Loss” shall mean, for any period, the net after-tax income (or net loss) of a Person on a consolidated basis determined in accordance with GAAP, excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends, (b) interest in any net earnings of Persons in which a Person has an ownership interest, other than Subsidiaries, not actually received, (c) gains or losses resulting from the sale of investments or other capital assets (other than transactions of any Bank Subsidiary in the ordinary course of business), and (d) gains on acquisitions arising from the acquisition method of accounting for business combinations.

“New York Banking Day” shall mean any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.
“Non-Performing Assets” shall mean, at any time, the sum of all Non-Performing Loans plus OREO minus Guaranteed OREO Amount of each Bank Subsidiary.
“Non-Performing Loans” shall mean, at any time, the aggregate principal amount (including any capitalized interest) of all nonaccruing loans of each Bank Subsidiary plus the aggregate principal amount of all loans of each Bank Subsidiary that are ninety (90) days or more past due and still accruing minus the Guaranteed Loan Amount of each Bank Subsidiary.
“Notes” shall mean the Revolving Credit Note, the Term Note, and any note(s) or obligation(s) issued in substitution, replacement, renewal, amendment or restatement thereof.
“Obligations” shall mean the Revolving Loans, the Term Loans, all mandatory prepayments, all costs and expenses payable to the Lender hereunder or under the Related Documents, all liabilities of the Company to the Lender under this Agreement and the Related Documents, and all other Holding Company Indebtedness of the Company to the Lender and its Affiliates, whether or not evidenced by this Agreement or the Related Documents, including, without limitation, all liabilities under Rate Management Transactions; provided that for the avoidance of doubt, only liabilities and Holding Company Indebtedness of the Company, and not any liabilities or Indebtedness of any Subsidiary of the Company, shall be included as Obligations.
“OREO” shall mean, of any Bank Subsidiary, all real estate other than premises owned or controlled by such Bank Subsidiary and its consolidated Subsidiaries and direct and indirect investments of such Bank Subsidiary and Subsidiaries in real estate ventures, in each case to the extent included in OREO Amount.
“OREO Amount” shall mean, of each Bank Subsidiary as of any date of determination, 100% of the aggregate principal amount set forth in item 3.g. on Schedule RC-M of the quarterly Consolidated Reports of Condition and Income for A Bank with Domestic Offices Only – Federal Financial Institution Examination Counsel Form 041 most recently filed by such Bank Subsidiary with the appropriate Regulatory Authorities.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person consummated on or after the date of this Agreement by the Company or any of its Subsidiaries to the extent that each of the following conditions shall have been satisfied:
(a)
such transaction is an acquisition of a Person or of assets that are located in the United States and shall not cause the consolidated assets of the Company to increase more that an amount equal to 20% of the consolidated assets of the Company as of the most recent quarter end that is at least 12 months prior to the date on which such transaction is consummated;

(b)	any such transaction shall be consensual and approved by the board of directors (or other equivalent governing body) of all the parties to the transaction;
(c)	all of the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted for a bank holding company or a national banking association;
(d)	immediately before and after giving effect to such transaction, no Default or Event of Default shall exist;
(e)
after giving effect to such transaction, each of the representations and warranties in this Agreement and each other Related Document is true and correct in all material respects (or, in the case of any such representation or warranty that is qualified as to materiality or Material Adverse Effect, true and correct in all respects) on the date of the consummation of such transaction (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(f)
the Company shall not, as a result of or in connection with any such acquisition, assume or incur any Indebtedness, except to the extent any such assumed or incurred Indebtedness is expressly permitted pursuant to Section 6.2; and

(g)
the Company shall have furnished to Lender at least thirty (30) days prior to the consummation of such acquisition (i) pro forma financial statements of the Company and its Subsidiaries after giving effect to the consummation of such acquisition as of the most recent quarter for which financial statements have been delivered to Lender pursuant to Section 5, (ii) a certificate of the Company demonstrating on a pro forma basis compliance with the covenants set forth in this Agreement, and (iii) copies of such other agreements, instruments and other documents as Lender reasonably shall request.

For the avoidance of doubt, the purchase by the Company of TheBANK of Edwardsville shall constitute a “Permitted Acquisition” hereunder, subject to the satisfaction of (b) - (g) above.

“Permitted Liens” shall mean: (a) Liens for taxes, assessments, or governmental charges, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s and other like Liens, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate reserves have been provided; (b) easements, restrictions, minor title irregularities and similar matters which have no Material adverse impact upon the ownership and use of the affected Property; (c) Liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transaction of business or other Liens or deposits of a like nature made in the ordinary course of business; (d) Liens in favor of the Lender pursuant to the Related Documents; (e) Liens evidenced by conditional sales, purchase money Liens or other title retention agreements on machinery and equipment (acquired in the ordinary course of business and otherwise permitted to be acquired hereunder) which are created at the time of the acquisition of Property solely for the purposes of securing the Indebtedness incurred to finance the cost of such Property, provided no such Lien shall extend to any Property other than the Property so acquired and identifiable proceeds; (f) government deposit security pledges; (g) liens and pledges made in connection with repurchase agreements entered into by any Bank Subsidiary; (h) Liens existing on any asset of any Person at the time such Person is acquired by or is combined with any of the Company’s Subsidiaries, provided the Lien was not created in contemplation of that event; (i) Liens on Property required by Regulation W promulgated by the Federal Reserve System; (j) Liens in the ordinary course of business in favor of any Federal Reserve Bank or the United States Treasury; (k) Liens in the ordinary course of business in favor of any Federal Home Loan Bank; (l) Liens incidental to the conduct of business or ownership of Property of any of the Company’s Subsidiaries which do not in the aggregate materially detract from the value of the Property of the Company’s Subsidiaries or materially impair the use thereof in business operations; (m) Liens incurred or deposits or pledges made in connection with or to secure the performance of bids, trade contracts and leases, statutory obligations, indemnity  obligations, performance bonds and other obligations of a similar nature incurred in the ordinary course of business; (n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.1(f); (o) Liens arising by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; (p) Liens securing Rate Management Transactions which are permitted under this Agreement; (q) Liens in favor of Commerce Bank on certain assets of TheBANK of Edwardsville to secure a federal funds line of credit in an amount not to exceed $95,000,000 and (r) Liens arising in the ordinary course of the business of banking consistent with past practice .

“Person” shall mean an individual, partnership, corporation, limited liability company, partnership, firm, enterprise, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.
“Prime Rate” shall mean a rate per annum equal to the prime rate of interest announced from time to time by the Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Property” shall mean any interest of any Person of any kind in property or assets, whether real, personal, mixed, tangible or intangible, wherever located, and whether now owned or subsequently acquired or arising and in the products, proceeds, additions and accessions thereof or thereto.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Company and the Lender or any of its Affiliates which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Regulation” shall mean any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to the Lender.
“Regulatory Authority” shall mean any state, federal or other authority, agency or instrumentality, including, without limitation, the FDIC, the Federal Reserve Board and the Office of the Comptroller of the Currency, responsible for the examination and oversight of the Company and each Bank Subsidiary.
“Related Documents” shall mean the Revolving Credit Note, the Term Note, and all other instruments, agreements, certificates, and other documents executed by or on behalf of the Company, any Subsidiary or any guarantor in connection with any of the Obligations or the transactions contemplated under this Agreement, all as amended, restated, supplemented, modified or extended from time to time.
“Reprice Date” shall mean the first day of each month.
“Requirements of Law” shall mean as to any matter or Person, the Certificate or Articles of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law (including, without limitation, any Environmental Law), ordinance, treaty, rule, regulation, order, decree, determination or other requirement having the force of law relating to such matter or Person and, where applicable, any interpretation thereof by any Government Authority.
“Restricted Payments” shall mean (a) dividends or other distributions by the Company or any Subsidiary based upon the equity interests of the Company or any Subsidiary (except (i) dividends payable to the Company or any Subsidiary by any Subsidiary and (ii) dividends payable solely in equity interests of the Company), and (b) any other distribution by the Company in respect of the equity interests of  the Company, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or otherwise.
“Revolving Credit Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit A evidencing the Revolving Loans, as amended, restated, supplemented, modified, extended or restated from time to time.

“Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $20,000,000.

“Revolving Loans” shall mean the loans to the Company pursuant to Section 2.1 of this Agreement and evidenced by the Revolving Credit Note.

“Subsidiary” shall mean as to any Person, a Bank Subsidiary, a corporation, limited liability company, partnership, association, joint venture or other entity of which shares of stock, membership interests or other voting interests having voting power (other than stock having such power only by reason of the happening of a contingency that has not occurred) sufficient to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Tangible Primary Capital” shall mean total common stockholders’ equity, plus Loan Loss Reserves minus intangible assets.
“Term Loan” shall mean the term loan to the Company pursuant to Section 2.2 of this Agreement and evidenced by the Term Note.

“Term Loan Fee Percentage” shall mean 0.10%.

“Term Note” shall mean the promissory note from the Company to the Lender in the form of Exhibit B evidencing the Term Loan, as amended, restated, supplemented, modified, extended or restated from time to time.

“Termination Date” shall mean (i) with respect to the Revolving Loans, April 30, 2019, and, with respect to the portion of a Revolving Loan that is converted into a term loan pursuant to Section 2.1(h) hereof, the maturity date for such converted portion determined pursuant to Section 2.1(h) hereof, and (ii) with respect to the Term Loan, November 30, 2023 or, in any case, such earlier date on which the Obligations shall terminate as provided in this Agreement.

 “Total Risk-Based Capital Ratio” shall mean the Total Risk-Based Capital Ratio determined in accordance with the rules and regulations of the appropriate Regulatory Authority as from time to time in effect, and any successor or other regulation or official interpretation of said Regulatory Authority relating thereto.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect and codified in the State of Illinois; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

1.2 Accounting and Financial Determinations.
(a) To the extent applicable and except as otherwise specified in this Agreement, where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall be made on a consolidated basis so as to include Company and each Subsidiary in each such calculation and shall be made in accordance with GAAP; provided, however, that if any change in GAAP from those applied in the preparation of the financial statements referred to in Section 5.3 is occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the Securities and Exchange Commission (or its boards or committees or successors thereto or agencies with similar functions), the effective date of which change is after the date hereof, and such change results in a change in the method of calculation of financial covenants, standards or terms found in Section 5.10, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to reflect such changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such changes as if such changes had not been made; and provided, further, that until such time as the parties hereto agree upon such amendments, such financial covenants, standards and terms shall be construed and calculated as though no change had taken place.
(b) All regulatory determinations and calculations made in connection with the determination of the status of the Company and any Bank Subsidiary as well capitalized under Section 5.10 hereof, shall be made in accordance with the laws, rules, regulations and interpretations thereof by the Government Authority charged with interpretations thereof, as in effect on the date of such determination or calculation, as the case may be.
(c) When used herein, the term “financial statement” shall include balance sheets, statements of income, statements of stockholders’ equity, statements of cash flows and the notes and schedules thereto, and each reference herein to a balance sheet or other financial statement of the Company shall be to a statement prepared on a consolidated basis, unless otherwise specified.
1.3 Interpretation.  The words “hereof,” “herein” and “hereunder” and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Any reference in any Section or definition to any clause is, unless otherwise specified, to such clause of such Section or definition.
1.4 Other Terms.  Except as otherwise specifically provided, each accounting term used herein shall have the meaning given to it under GAAP, and all other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in the UCC to the extent the same are used or defined therein unless the context otherwise requires.  Terms defined in other Sections of this Agreement shall have the meanings set forth therein.

SECTION 2  AMOUNTS AND TERMS OF OBLIGATIONS
2.1 Revolving Loans.
(a) Prior to the Termination Date, and so long as no Default has occurred and is continuing, the Lender agrees, on the terms and conditions set forth in this Agreement to extend to the Company Revolving Loans from time to time in amounts not to exceed in the aggregate at any one time outstanding the Revolving Loan Commitment.  Subject to the terms of this Agreement, the Company may borrow, repay (in whole or in part) and reborrow the Revolving Loans prior to the Termination Date for Revolving Loans.  The Revolving Loans made by the Lender shall be evidenced by the Revolving Credit Note.
(b) Prior to an Event of Default, and except as otherwise provided herein, each Revolving Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at the rate per annum equal to the LIBOR Rate. Interest shall be computed daily based on the actual number of days elapsed and a year of 360 days.
(c) From the date of the first Revolving Loan and until all Revolving Loans are paid in full, the Company shall pay to the Lender all accrued and unpaid interest on each Revolving Loan on the first Business Day of each month.  The Lender may debit to the Company’s Loan Account all unpaid and accrued interest on the Revolving Loans when due without prior notice to or consent of the Company.
  (d) Notwithstanding anything to the contrary herein, all outstanding unpaid principal and accrued interest on the Revolving Loans shall be due and payable to the Lender on the Termination Date for the Revolving Loans.
(e) The Company may obtain Revolving Loans by submitting a request in writing, including but not limited to submissions via facsimile, emails and/or documents in electronic format.  Such request shall be received by the Lender by 2:00 p.m. (New York time) two (2) New York Banking Days before the Borrowing Date and shall specify (i) a Borrowing Date, and (ii) the amount of the Revolving Loan requested.  Each Revolving Loan shall accrue interest at the LIBOR Rate.  Once submitted, no request for Revolving Loans shall be modified, altered or amended without the prior written consent of the Lender.  Each Revolving Loan shall be in the principal amount of the lesser of (i) $100,000 or a multiple thereof, or (ii) the Maximum Available Commitment.  Upon fulfillment of the conditions specified in Section 4 hereof, the Lender shall promptly deposit the amount of such Revolving Loan in the operating account of the Company maintained with the Lender.
 (g) The Company may, upon 10 calendar days’ prior written notice to the Lender, permanently reduce or terminate the aggregate amount of the Revolving Loan Commitment; provided, that, no such reduction or termination shall reduce the aggregate amount of the Revolving Loan Commitment to an amount less than the aggregate unpaid principal balance of the Revolving Credit Note on the effective date of such reduction.  Each reduction in the Revolving Loan Commitment shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 above such minimum.

(h) Provided that (i) no Default or Event of Default has occurred and is continuing as of the date of the written notice contemplated below, (ii) no Default or Event of Default would exist immediately after the effectiveness of the conversion option contemplated below and (iii) the outstanding principal amount of the Revolving Loans exceed $10,000,000 as of the date of the written notice contemplated below, the Company may elect (by written notice delivered to Lender at least three (3) Business Days prior to the Termination Date), subject to Lender’s approval (which shall not be unreasonably withheld or delayed) after Lender receives the Company’s written notice, to convert the then outstanding principal amount of the Revolving Loans (or such portion of the outstanding principal amount of the Revolving Loans elected by the Company in the foregoing written notice, in all cases, in an amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof) to a term loan subject to the following: (A) such term loan shall mature and all outstanding amounts relating to such term loan shall become due and payable no later than two (2) years after the Termination Date; (B) all interest and installment payments of principal (assuming for amortization purposes only, a five year straight-line amortization with equal quarterly payments of principal) on such term loan shall be paid quarterly; (C) the Revolving Loan Commitment shall be permanently reduced by the principal amount converted, and (D) the Company shall deliver to, or for the benefit of, Lender, in substance and form satisfactory to Lender, all agreements, instruments, certificates, affidavits, schedules, resolutions, opinions, notes, and/or other documents as may be requested by Lender in its sole discretion.
2.2 Term Loan.
(a) On the date hereof, the Lender agrees to extend to the Company the Term Loan in an aggregate principal amount of $60,000,000.  The Term Loan shall be subject to all of the terms and conditions set forth in this Agreement.  The Term Loan made by the Lender shall be evidenced by the Term Note.
(b) Prior to an Event of Default, and except as otherwise provided herein, the Term Loan shall bear interest on the unpaid principal balance before maturity (whether upon demand, acceleration, default or otherwise) at the rate per annum equal to the LIBOR Rate. Interest shall be computed daily based on the actual number of days elapsed and a year of 360 days.
(c) The Company shall pay to the Lender all accrued and unpaid interest on the Term Loan on the first Business Day of each month.  The Lender may debit to the Company’s Loan Account all unpaid and accrued interest on the Term Loan when due without prior notice to or consent of the Company.  The Company shall pay principal outstanding under the Term Note in equal monthly installments of $500,000 each payable commencing on the first Business Day of the month after the funding of the Term Loan and on the first day of each month thereafter.  Amounts paid or prepaid on the Term Loan may not be reborrowed.
(d) Notwithstanding anything to the contrary herein, all outstanding unpaid principal and accrued interest on the Term Loan shall be due and payable to the Lender on the Termination Date for the Term Loan.

2.3 Interest After Default.  After an Event of Default, each of the Obligations shall bear interest at the rate of three percent (3%) per annum in excess of the applicable rates set forth in this Agreement.  In no event shall the interest rate under the Note exceed the highest rate permitted by law.
2.4 Loan Account.  The Lender will enter as a debit to the Loan Account the aggregate principal amount of each Obligation as disbursed or issued from time to time.  The Lender shall also record in the Loan Account, in accordance with the Lender’s customary accounting practices, all accrued interest and all other charges, expenses and other items properly chargeable to the Company hereunder or under the Related Documents, all payments made by the Company with respect to the Obligations, and all other debits and credits.  Not more frequently than once each month, the Lender shall render a statement of account of the Loan Account (including a statement of the outstanding principal balance of the Loans, accrued and unpaid interest on the Loans, accrued fees and expenses and the applicable interest rate for each Loan) which statement shall be considered correct and accepted by the Company and conclusively binding upon the Company absent manifest error, unless the Company notifies the Lender to the contrary within 60 days the Company’s receipt of such statement; provided, however, that the Lender is entitled to adjust the Company’s Loan Account for any manifest errors and Company may notify Lender that any such adjusted statement is not correct and/or is not accepted within 60 days of the Company’s receipt of such adjusted statement.
2.5 Payments.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day in good funds, and such extension of time shall in such case be included in the computation of payment of interest on the Notes.  The Lender may debit to the depository accounts maintained by the Company with the Lender all payments on the Obligations when due without prior notice to or consent of the Company.
2.6 Prepayments.
(a) Optional Prepayments.  Subject only to the payment of any amounts required by Sections 2.7 and 2.8 hereof, the Company may, at its option and at any time, prepay the Revolving Loans and the Term Loan in whole or in part without premium or penalty.  Prepayments of the Term Loan shall be applied as directed by the Company, and in the absence of any such designation, shall be applied to principal payments in inverse order of maturity.
(b) Mandatory Prepayment.  At any time that the aggregate principal amount of Revolving Loans outstanding hereunder exceeds the Revolving Loan Commitment, the Company shall immediately pay the amount of such excess in immediately available funds, together with interest accrued on the amount of such payment.

2.7 General Provisions Applicable to Loans. In the event the Lender shall incur any loss, cost, expense or premium (including, without limitation, any loss of profit or loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Lender to fund or maintain Loans based on the LIBOR Rate or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Lender), as a result of any failure by the Company to create, borrow, repay, continue or effect by conversion any Loans which bear interest by reference to the LIBOR Rate on any date other than the date required by this Agreement or specified in a notice or loan request given by Company pursuant to this Agreement; then upon the demand of the Lender, the Company shall pay to the Lender such amount as will reimburse the Lender for such loss, cost, expense or premium.  If the Lender requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed prima facie correct.
2.8 Effect of Regulatory Change; LIBOR Unavailable.
(a) If there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on the Lender (or the Lender’s holding company) any increase or expansion of or any new:  tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of the Lender or other conditions affecting the extensions of credit under this Agreement; then the Company shall pay to the Lender such additional amount as the Lender deems necessary to compensate the Lender for any increased cost to the Lender attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on the Lender’s capital and/or the Lender’s revenue attributable to such extension(s) of credit.  The Lender’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 30 days of demand and, if recurring, as otherwise billed by the Lender.
(b) If the Lender determines (which determination shall be conclusive absent manifest error) that (i) the interest rate applicable to advances hereunder is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining such advances and such circumstances are unlikely to be temporary, (ii) ICE Benchmark Administration (or any Person that takes over the administration of such rate) discontinues its administration and publication of interest settlement rates for deposits in U.S. Dollars, or (iii) the supervisor for the administrator of such interest settlement rate or a Government Authority having jurisdiction over Lender has made a public statement identifying a specific date after which such interest settlement rate shall no longer be used for determining interest rates for loans, then Lender and the Company shall seek to jointly agree upon an alternate rate of interest to the one-month LIBOR rate that gives due consideration to the then prevailing market convention for determining a rate of interest for comparable bank-originated commercial loans in the United States at such time, and, if necessary, Lender and the Company shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable.  Such alternate rate shall be adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.  Until an alternate rate of interest shall be determined in accordance with this Section 2.8(b), interest on each advance hereunder shall accrue at the Prime Rate.  If the alternate rate of interest determined pursuant to this Section 2.8(b) shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

2.9 No Obligation to Extend or Forbear.  The Company acknowledges and agrees that the Lender:  (a) upon execution hereof, has no duty or obligation of any kind to, and has made no representations of any kind or nature that the Lender will, extend credit or any other kind of financial accommodations to the Company after the Termination Date, or forbear at any time from the exercise of any of its rights or remedies under this Agreement, the Related Documents and applicable law; and (b) may at any time, in its sole and absolute discretion, exercise whatever rights and remedies the Lender may have under this Agreement, the Related Documents and applicable law.  All Obligations shall be due in full on the Termination Date without further notice or demand.
SECTION 3  REPRESENTATIONS AND WARRANTIES
In order to induce the Lender to enter into this Agreement and make and incur the Obligations as herein provided, the Company hereby represents and warrants to the Lender as follows:
3.1 Organization, Qualification and Subsidiaries.  The Company is lawfully existing and in good standing as a Nevada corporation and as a registered bank holding company under the Bank Holding Company Act of 1956.  The Company and each Subsidiary are lawfully existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and are duly qualified, in good standing and authorized to do business in each jurisdiction where failure to do so might have a Material adverse impact on the consolidated assets or condition of the Company.  The Company has the corporate power and authority and all necessary licenses, permits and franchises to borrow hereunder, and to own its assets and conduct its business as presently conducted.  All of the issued and outstanding capital stock of the Company and each of its Subsidiaries has been validly issued and is fully paid and non‑assessable.  Except as set forth on Schedule 3.1 attached hereto, as of the date hereof, (a) the Company has no Subsidiaries; and (b) the Company does not own, directly or indirectly, more than 5% or $1,000,000, whichever is greater, of the total outstanding shares of any class of capital stock of any other Person.
3.2 Financial Statements.  The Company’s year-end audited financial statements for December 31, 2017, audited by RSM US LLP, were prepared in accordance with GAAP consistently applied throughout the applicable period, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance, and present fairly the financial condition of the Company as of such date and the results of its operations and cash flows for the period then ended.  The balance sheets and footnotes thereto show all known Material liabilities, direct or contingent, of the Company and its Subsidiaries as of the respective dates thereof in accordance with GAAP.  There has been no Material Adverse Effect since December 31, 2017.  The Company’s Fiscal Year begins on January 1.

3.3 Authorization.  The making, execution, delivery and performance of this Agreement and the Related Documents by the Company have each been duly authorized by all necessary corporate action.  The valid execution, delivery and performance of this Agreement, the Related Documents and the transactions contemplated hereby and thereby, are not and will not be subject to any approval, consent or authorization of any Government Authority.  This Agreement and the Related Documents are the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect which affect creditors’ rights generally; (b) legal and equitable limitations on the availability of injunctive relief, specific performance, and other equitable remedies, and (c) general principles of equity and applicable laws or court decisions limiting the enforceability of particular provisions.
3.4 Absence of Conflicting Obligations.  The making, execution, delivery and performance of this Agreement and the Related Documents, and compliance with their respective terms, do not violate or constitute a default, breach or violation under  any Requirements of Law or  any covenant, indenture, deed, lease, contract, agreement, mortgage, deed of trust, note or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound.
3.5 Taxes.  The Company has, and its Subsidiaries have, filed all federal, state, foreign and local tax returns which were required to be filed, except those returns for which the due date has been validly extended.  The Company has, and its Subsidiaries have, paid or made provisions for the payment of all taxes, assessments, fees and other governmental charges owed, and no Material tax deficiencies have been proposed, threatened or assessed against the Company or its Subsidiaries.  The federal income tax liability of the Company and its Subsidiaries has been paid for all taxable years up to and including the taxable year ended December 31, 2017, and there is no pending or, to the best of the Company’s knowledge, threatened Material tax controversy or dispute as of the date hereof.
3.6 Absence of Litigation.  There is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding at law or in equity which would, if adversely determined, result in a Material Adverse Effect, and, to the best of the Company’s knowledge after diligent inquiry, there are no presently existing facts or circumstances likely to give rise to any such litigation or administrative proceeding.
3.7 Accuracy of Information.  As of the date of this Agreement, all certificates, written statements or reports given or made by the Company to the Lender in connection with or pursuant to this Agreement and the Related Documents were accurate, true and complete in all Material respects when given, continue to be accurate, true and complete as of the date hereof, and do not contain any untrue statement or omission of a Material fact necessary to make the statements herein or therein not misleading; provided that with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
3.8 Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title to all of its Material Property, including, without limitation, the Property reflected in the Company's balance sheets most recently delivered to or received by the Lender.  There are no Material Liens of any nature on any of the Property except Permitted Liens.  All Property useful or necessary in the Company’s and its Subsidiaries’ business, whether leased or owned, is in adequate condition and, to the best of the Company’s knowledge conforms to all applicable Requirements of Law.  The Company and each Subsidiary owns (or is licensed to use) and possesses all such patents, trademarks, trade names, service marks, copyrights and rights with respect to the foregoing as are reasonably necessary for the conduct of the business(es) of the Company and such Subsidiaries as now conducted and proposed to be conducted without, individually or in the aggregate, any infringement upon rights of other Persons.

3.9 Federal Reserve Regulations.  The Company and its Subsidiaries will not, directly or indirectly use any proceeds of the Obligations to: (a) purchase or carry any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended); (b) extend credit to other Persons for any such purpose or refund Indebtedness originally incurred for any such purpose, except in compliance with all Requirements of Law; or (c) otherwise take or permit any action which would involve a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulation of the Board of Governors of the Federal Reserve System.
3.10 ERISA.  The Company and each of its Subsidiaries and anyone under common control with the Company under Section 4001(b) of ERISA is in compliance in all Material respects with the applicable provisions of ERISA and, except where any such occurrence would not cause a Material Adverse Effect: (a) no “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code has occurred; (b) no “reportable event” as defined in Section 4043 of ERISA has occurred; (c) no “accumulated funding deficiency” as defined in Section 302 of ERISA (whether or not waived) has occurred; (d) there are no unfunded vested liabilities of any Employee Plan administered by the Company or its Subsidiaries; and (e) the Company and its Subsidiaries or the plan sponsor has timely filed all returns and reports required to be filed for each Employee Plan.
3.11 Not an Investment Company.  The Company is not (a) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” or a “subsidiary” of a “holding company” or an “affiliate” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005.
3.12 No Defaults.  Neither the Company nor any Subsidiary is in default under or in violation of (a) any Requirements of Law, (b) any covenant, indenture, deed, lease, agreement, mortgage, deed of trust, note or other instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or to which any of its Property is subject, or (c) any Indebtedness; or if any default or violation under Sections 3.14(a), (b) or (c) exists, the failure to cure such default or violation would not result in a Material Adverse Effect.
3.13 Environmental Laws.  The business of the Company and each of its Subsidiaries has been operated in all Material respects in compliance with all Environmental Laws and neither the Company nor any Subsidiary is subject to any known Environmental Liability relating to the conduct of its business or the ownership of its Property and no facts or circumstances are known to exist which could give rise to such Environmental Liabilities, except for such Environmental Liabilities that in the aggregate would not cause a Material Adverse Effect.  No notice has been served on the Company or any Subsidiary claiming any violation of Environmental Laws, asserting Environmental Liability or demanding payment or contribution for Environmental Liability or violation of Environmental Laws which would cause a Material Adverse Effect.

3.14 Labor Matters.  There are no labor disputes between the Company or any Subsidiary, and any of its employees which individually or in the aggregate, if resolved in a manner adverse to the Company or a Subsidiary, would result in a Material Adverse Effect.
3.15 Restricted Payments.  Other than declared dividends and distributions consistent with the Company’s past practices and Restricted Payments permitted by Section 6.4 hereof, the Company has not, since the date of the most recent financial statements referred to in Section 3.2 and as of the date hereof, made any Restricted Payments.
3.16 Solvency.  The Company is not “insolvent,” nor will the Company’s incurrence of loans, direct or contingent, to repay the Obligations render the Company “insolvent.”  For purposes of this Section 3.16, a corporation is “insolvent” if (a) the “present fair salable value” (as defined below) of its assets is less than the amount that will be required to pay its probable liability on its existing debts and other liabilities (including contingent liabilities) as they become absolute and matured; (b) its property constitutes unreasonably small capital for it to carry out its business as now conducted and as proposed to be conducted including its capital needs; (c) it intends to, or believes that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and amounts to be payable on or in respect of debt of it), or the cash available to it after taking into account all of its other anticipated uses of the cash is anticipated to be insufficient to pay all such amounts on or in respect of its debt when such amounts are required to be paid; or (d) it believes that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, it will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), or the cash available to it after taking into account all other anticipated uses of its cash, is anticipated to be insufficient to pay all such judgments promptly in accordance with their terms.  For purposes of this Section 3.16, the following terms have the following meanings:  (i) the term “debts” includes any legal liability, whether matured or unmatured, liquidated, absolute, fixed or contingent, (ii) the term “present fair salable value” of assets means the amount which may be realized, within a reasonable time, either through collection or sale of such assets at their regular market value and (iii) the term “regular market value” means the amount which a capable and diligent businessman could obtain for the property in question within a reasonable time from an interested buyer who is willing to purchase under ordinary conditions.
3.17 Bank Holding Company.  The Company has complied in all Material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended.
3.18 FDIC Insurance.  The deposits held by each Bank Subsidiary of the Company are insured by the FDIC to the maximum extent permitted by applicable federal law, provided that any Bank Subsidiary may, after the date of this Agreement, opt out of the FDIC Transaction Account Guarantee Program, and no event, act or omission has occurred which would adversely affect the status of any Bank Subsidiary as an FDIC-insured bank.

3.19 Investigations.  Neither the Company nor any Bank Subsidiary is (a) under investigation by any Regulatory Authority or any other Government Authority which could reasonably be expected to cause a Material Adverse Effect, or (b) is operating under any Material formal or informal restrictions or understandings imposed by or agreed to in connection with any Regulatory Authority or any other Government Authority.
SECTION 4  CONDITIONS PRECEDENT TO OBLIGATIONS
4.1 Initial Obligations.  In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to make any Loan or incur any Obligation is conditioned on the Lender receiving, prior to or on the date of the Lender’s first extension of credit, each of the following items in form, detail and content reasonably satisfactory to the Lender and its counsel:
(a) the executed Revolving Credit Note and Term Note;
(b) a certificate of the secretary or an assistant secretary of the Company, and each of its Subsidiaries certifying (i) an attached complete and correct copy of its bylaws; (ii) an attached complete and correct copy of resolutions duly adopted by its board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) that its articles of incorporation or charter have not been amended since the date of the last date of amendment thereto indicated on the certificate of the secretary of state; and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a cer-tification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate;
(c) the opinion of internal counsel for the Company in form and substance reasonably satisfactory to the Lender and its counsel;
(d) certificates of status or good standing for the Company issued by the Office of the Secretary of State of incorporation or organization and the respective state, if any, in which the Company's principal place of business is located, and certified copies of the Articles of Incorporation for the Company, all issued by the Office of the Secretary of State of incorporation within thirty (30) days of the date hereof; and
(e) there shall not exist any Default or Event of Default.
4.2 Subsequent Obligations.  In addition to the terms and conditions otherwise contained herein, the obligation of the Lender to make or incur subsequent Obligations is subject to the satisfaction, on the date of making or incurring each such Obligation, of the following conditions:
(a) All of representations and warranties of the Company contained in this Agreement and the Related Documents shall be true and accurate in all Material respects as if made on such date, except to the extent that, such representations and warranties that specifically relate to an earlier date, in which case they shall be true and accurate in all Material respects as of such earlier date, and except that the representations and warranties contained in Section 3.2 shall be deemed to refer to the most recent financial statements furnished pursuant to Section 5.3;

(b) There shall not exist on such date any Default and no Default shall occur as the result of the making or incurring of such Obligation;
(c) The aggregate principal amount of all Revolving Loans outstanding together with the amount of any Revolving Loan requested shall not exceed the Revolving Loan Commitment; and
(d) Each of the Related Documents shall remain in full force and effect.
SECTION 5  AFFIRMATIVE COVENANTS
The Company covenants and agrees to and for the benefit of the Lender, that, from and after the date of this Agreement and until the Termination Date and until the entire amount of all Obligations to the Lender are paid in full, it shall and, with the exception of Sections 5.8, 5.9 and 5.12, shall cause each Subsidiary to:
5.1 Corporate Existence; Compliance With Laws; Maintenance of Business; Taxes.  (a) Maintain its corporate existence, licenses, permits, rights and franchises, except where the failure to do so would not be expected to have a Material Adverse Effect; (b) comply in all Material respects with all Requirements of Law; (c) conduct its business substantially as now conducted and proposed to be conducted; (d) pay before the same become delinquent and before penalties accrue thereon, all taxes, assessments and other government charges against it and its Property, and all other liabilities except to the extent and so long as the same are being contested in good faith by appropriate proceedings, with adequate reserves having been provided, except where the failure to do so would not be expected to have a Material Adverse Effect.
5.2 Maintenance of Property; Insurance.
(a) Keep all Property Material to its business, useful and necessary in its business, whether leased or owned, in adequate condition.
(b) Maintain with good, reputable and financially sound insurance underwriters insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business and such other insurance as may be required by law or as may be reasonably required in writing by the Lender, including without limitation insurance coverage by the FDIC with respect to the Bank Subsidiaries.  Upon the Lender’s request, the Company shall furnish copies of all such insurance policies or a certificate evidencing that the Company has complied with the requirements of this paragraph on the date hereof and on each renewal date of such policies.

5.3 Financial Statements; Notices.  Maintain an adequate system of accounting in accordance with sound accounting practice, and furnish to the Lender such information respecting the business, assets and financial condition of the Company and its Subsidiaries as the Lender may reasonably request and, without request, furnish to the Lender:
(a) as soon as available, and in any event within forty five (45) days after the end of each Fiscal Quarter, financial statements including the balance sheet for the Company and its Subsidiaries as of the end of each such Fiscal Quarter and statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for each such Fiscal Quarter and for that part of the Fiscal Year ending with such Fiscal Quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year certified as true, correct and complete, subject to review and normal year‑end adjustments, by the chief financial officer of the Company.  The Lender agrees that posting to EDGAR of the Form 10-Q for the Company for each Fiscal Quarter will meet all financial statement delivery requirements of this Section 5.3(a);
(b) as soon as available, and in any event within one hundred-twenty (120) days after the close of each Fiscal Year, a copy of the detailed annual audit report for such year and accompanying financial statements for the Company and its Subsidiaries as of the end of such year, containing balance sheets and statements of income, changes in shareholders’ equity and cash flows for such year and for the previous Fiscal Year, as audited by independent certified public accountants of recognized standing selected by the Company and satisfactory to the Lender, which report shall be accompanied by the unqualified opinion of such accountants to the effect that the statements present fairly, in all Material respects, the financial position of the Company as of the end of such year and the results of its operations and its cash flows for the year then ended in conformity with GAAP. The Lender agrees that posting to EDGAR of the Form 10-K for the Company for each Fiscal Year will meet all financial statement delivery requirements of this Section 5.3(b);
(c) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, copies of the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C prepared by the Company in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities.  The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP and Consolidated Financial Statements for Bank Holding Companies – FR Y-9C for the Company will meet all report delivery requirements of this Section 5.3(c);

(d) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the certificate of the president or chief financial officer of the Company substantially in the form of Exhibit C attached hereto: (i) showing the calculations of the financial covenants contained herein; (ii) stating that a review of the activities of the Company during such period has been made under his supervision to determine whether the Company has observed, performed and fulfilled each and every covenant and condition in this Agreement and the Related Documents; and (iii) stating that no Default has occurred (or if such Default has occurred, specifying the nature thereof and the period of existence thereof and the steps, if any, being undertaken to correct the same);
(e) as soon as available, and in any event within five (5) Business Days of filing, a copy of each other filing and report made by the Company with or to any securities exchange or the Securities and Exchange Commission, and of each communication from the Company to its equity holders generally.  The Lender agrees that the posting to EDGAR of any such communication will meet all filing and report delivery requirements of this Section 5.3(e);
(f) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the complete Call Report and/or Thrift Financial Report, as applicable, prepared by Company and/or each Bank Subsidiary at the end of such Fiscal Quarter in compliance with the requirements of each applicable Regulatory Authority, all prepared in accordance with the requirements imposed by the applicable Regulatory Authorities.  The Lender agrees that the posting to the applicable Regulatory Authority’s website of the Call Report and/or Thrift Financial Report, as applicable, for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(f);
(g) as soon as available, and in any event within five days (5), but without duplication of any other requirements set forth in this Section 5.3, a copy of all periodic reports which are required by law to be furnished to any Regulatory Authority having jurisdiction over the Company or any Bank Subsidiary (including, without limitation, Federal Reserve Bank reports, but excluding any report which applicable law or regulation prohibits the Company or a Bank Subsidiary from furnishing to the Lender).  The Lender agrees that the posting to the applicable Regulatory Authority’s website for the Company and each Bank Subsidiary will meet all report delivery requirements of this Section 5.3(g); and
(h) promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken with respect thereto:  (i) the occurrence of any Default; (ii) the institution of, or any Materially adverse determination or development in, any Material litigation, arbitration proceeding or governmental proceeding; (iii) the occurrence of a “reportable event” under, or the institution of steps by the Company or any Subsidiary to withdraw from, or the institution of any steps to terminate, any Employee Plan as to which the Company or any Subsidiary may have liability; (iv) any event which would have a Material Adverse Effect; or (vi) any change in the Chief Executive Officer or Chief Financial Officer of the Company or any change in the Chief Executive Officer of any Bank Subsidiary.
All financial statements referred to herein shall be complete and correct in all Material respects and shall be prepared in reasonable detail and on a consolidated and consolidating basis in accordance with GAAP, applied consistently throughout all accounting periods, excepting any change in accounting methodology and/or business combination reporting resulting from the adoption of new accounting guidance.

5.4 Inspection of Property and Records.  At any reasonable time following reasonable notice, as often as may be reasonably desired and at the Company’s expense, permit representatives of the Lender to visit the Company’s and its Subsidiaries’ Property, to reasonably examine the Company’s and its Subsidiaries books and records and to reasonably discuss the Company’s and its Subsidiaries’ affairs, finances and accounts with its respective officers and independent certified public accountants (who shall be instructed by the Company to comply with reasonable requests of the Lender or its agents for access to the work papers of such accountants) and the Company shall reasonably facilitate such inspection and examination; provided, however, that (a) if no Event of Default has occurred, no more than one such examination shall occur per year and (b) so long as no Event of Default exists, the expenses of the Lender for such visits, inspections and examinations shall be at the expense of the Lender, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Company.
5.5 Use of Proceeds.  Use the entire proceeds of the Obligations only for general corporate purposes of the Company and its Subsidiaries and to finance Permitted Acquisitions.
5.6 Comply With, Pay and Discharge All Notes, Mortgages, Deeds of Trust and Leases. Comply with, pay and discharge all existing notes, mortgages, deeds of trust, leases, indentures and any other contractual arrangements to which the Company or any Subsidiary is a party (including, without limitation, all Indebtedness) in accordance with the respective terms of such instruments so as to prevent any default thereunder, except where the failure to do so would not be expected to have a Material Adverse Effect.
5.7 Environmental Compliance.  The Company will observe and comply with, and cause each Subsidiary to observe and comply with, all Environmental Laws to the extent non‑compliance could reasonably be expected to constitute a Material Adverse Effect.
5.8 Fees and Costs.
(a) (i) Pay the Lender on the first Business Day of each of January, April, July and October, in arrears, the accrued and unpaid commitment fee (“Commitment Fee”) for the Revolving Loan Commitment, which Commitment Fee shall accrue at a rate per annum equal to the Commitment Fee Percentage multiplied by the difference between (i) the Revolving Loan Commitment and (ii) the average daily principal balance of the Revolving Loans outstanding during the prior Fiscal Quarter (or any portion of such Fiscal Quarter).
(ii) Pay the Lender on the first Business Day of each of January, April, July and October, in arrears, the accrued and unpaid facility fee (“Term Facility Fee”) for the Term Loan, which Term Facility Fee shall accrue at a rate per annum equal to the Term Loan Fee Percentage multiplied by the average daily principal balance of the Term Loan outstanding during the prior Fiscal Quarter (or any portion of such Fiscal Quarter).
The Commitment Fee and Term Facility Fee shall be computed daily based on the actual number of days elapsed in a year of 360 days.  All unpaid Commitment Fees and Term Facility Fees shall be due and payable on the Termination Date.  The Lender may debit to the Company’s Loan Account all Commitment Fees and Term Facility Fees when due, without prior notice to or consent of the Company.

(b) Pay immediately upon receipt of an invoice the reasonable fees and expenses to be reimbursed to the Lender pursuant to Section 5.4, including, without limitation, travel expenses incurred by representatives of the Lender.
(c) Pay immediately upon receipt of an invoice from the Lender all reasonable fees and expenses to be reimbursed to the Lender pursuant to this Agreement and the Related Documents, and any amendments thereof and supplements thereto, including, without limitation, the reasonable fees of outside counsel in connection with the preparation and negotiation of this Agreement, the Related Documents and all amendments thereto, and any waivers of the terms and provisions thereof and the consummation of the transactions contemplated herein.  In no event shall the Company be required to reimburse the Lender for more than $10,000 of attorney fees (plus out-of-pocket expenses) incurred in connection with the preparation and negotiation of this Agreement.
(d) Pay immediately upon receipt of an invoice from the Lender all reasonable fees and expenses (including outside attorneys’ fees) incurred by the Lender in seeking advice under this Agreement and the Related Documents with respect to protection or enforcement of the Lender’s rights and remedies under this Agreement and the Related Documents and with respect to the Obligations (including collection thereof) and all costs and expenses which may be incurred by the Lender as a consequence of a Default as provided in Section 7.2 and all reasonable fees and expenses incurred by the Lender in connection with any bankruptcy, receivership, conservatorship or other debtor relief proceeding or any federal or state liquidation, rehabilitation or supervisory proceeding  involving the Company or any of its Subsidiaries.
5.9 Indemnity.  Indemnify the Lender, and its employees, officers, directors, shareholders, agents, attorneys, successors and permitted assigns against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys’ fees and expenses, incurred by them arising out of, in any way connected with, or as a result of: (a) this Agreement or the Related Documents or the transactions contemplated hereby or protection or enforcement of the Lender’s rights under this Agreement or the Related Documents; (b) the execution and delivery of this Agreement by the Company and the performance of the Obligations; (c) any violation of Environmental Laws or any other Requirements of Law by the Company or any Subsidiary or any of its Property as well as any cost or expense incurred in remedying such violation; and (d) any claim, litigation, investigation or proceedings relating to any of the foregoing or the transactions contemplated by this Agreement, whether or not the Lender is a party thereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, liabilities or related expenses where caused by any gross negligence, willful misconduct or bad faith of the Lender or its employees, officers, directors, agents, attorneys, successors or permitted assigns.  The foregoing indemnities shall survive the Termination Date, the consummation of the transactions contemplated by this Agreement, the repayment of the Obligations and the invalidity or unenforceability of any term or provision of this Agreement or of the Related Documents and shall remain in effect regardless of any investigation made by or on behalf of the Lender or the Company and the content or accuracy of any representation or warranty made under this Agreement.

5.10 Financial Covenants.
(a) With respect to each Bank Subsidiary, maintain at the end of each Fiscal Quarter a Total Risk-Based Capital Ratio equal to or greater than 12.00%.

 (b) With respect to the Company, maintain at all times Liquid Assets of at least equal to $10,000,000.

 (c) With respect to each Bank Subsidiary, and on a consolidated basis for the Company, maintain at all times such capital as may be necessary to be classified as a “well capitalized” institution in accordance with all laws and regulations (as such laws and regulations may be amended, supplemented or otherwise modified from time to time) of the FDIC and each other Regulatory Authority that has supervisory authority over such Subsidiary.

(d) With respect to each Bank Subsidiary, as of the end of each Fiscal Quarter, maintain a ratio of Non-Performing Assets to Tangible Primary Capital not to exceed 12.00%.

(e) With respect to each Bank Subsidiary, as of the end of each Fiscal Quarter, maintain a ratio of Loan Loss Reserves to Non-Performing Loans of not less than 100%.

(f) With respect to the Company, as of the end of each Fiscal Quarter, maintain a Debt Service Coverage Ratio of not less than 1.50 to 1.

5.11 Regulatory Compliance.  At all times remain in Material compliance with all regulatory rules and requirements of or imposed by the FDIC and all other Regulatory Authorities which are applicable to or govern the Company or any of its Subsidiaries.

 5.12 Revolving Loans Resting Period.  For a period of not less than thirty (30) consecutive days during each twelve (12) month period after the date of this Agreement, pay so much of the aggregate outstanding principal amount of Revolving Loans as is necessary to reduce the aggregate outstanding amount of Revolving Loans to an amount equal to $0.00 at all times during such thirty (30) day consecutive period.

 SECTION 6  NEGATIVE COVENANTS
The Company covenants and agrees that, from and after the date of this Agreement and until the Termination Date and until all Obligations to the Lender are paid in full, the Company and each Subsidiary shall not directly or indirectly without the prior written consent of the Lender:
6.1 Change of Control; Consolidation, Merger, Acquisitions, Etc.  Except for Permitted Acquisitions, (a) enter into a Change of Control transaction; or (b) purchase of otherwise acquire all or substantially all of the assets or stock of a Person.

6.2 Indebtedness.  With respect to the Company only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to (or agree to issue, create, incur, assume or otherwise become liable with respect to), or permit to remain outstanding, any Holding Company Indebtedness, except the Obligations, Indebtedness fully and fairly reflected on the Company’s most recent financial statements delivered to the Lender for the three (3) fiscal quarters ended September 30, 2018 and Holding Company Indebtedness in an aggregate amount of not more than $1,000,000 in excess of the amounts explicitly permitted by this Section.
6.3 Liens; Negative Pledges.  Create or permit to be created or allow to exist any Lien upon or interest in any Property of Company or any Subsidiary except Permitted Liens.  The Company further agrees that it shall not, without the prior written consent of the Lender, enter into, become a party to or become subject to any negative pledge agreement relating to any of its Property with any third party except as set forth in the Related Documents.
6.4 Dividend; Distributions.  Declare or pay Restricted Payments, except (a) quarterly dividends consistent with past practices and (b) other Restricted Payments so long as (i) the Company is in compliance with Section 5.10 both before and after giving effect to the proposed Restricted Payment, (ii) no Event of Default has occurred and is continuing or would be caused by such declaration or payment, and (iii) the proposed Restricted Payment has received all necessary prior approvals required from all regulatory authorities.
6.5 Loans; Investments.  Make or commit to make advances, loans, extensions of credit or capital contributions to, or purchases of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person (collectively, “Investments”) except Investments (including without limitation Permitted Acquisitions) made in accordance with all applicable governmental laws and regulations, or as otherwise permitted by this Section 6.
6.6 Compliance with ERISA.  (a) Terminate any Employee Plan so as to result in any Material liability to PBGC; (b) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) involving any Employee Plan which would result in a Material liability for an excise tax or civil penalty in connection therewith; or (c) incur or suffer to exist any Material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any condition, which presents a risk of incurring a Material liability to PBGC by reason of termination of any such Employee Plan.
6.7 Material Adverse Effect. Cause or permit to be suffered any Material Adverse Effect.
6.8 Affiliates.  Permit any transaction with any Affiliate of the Company or a Subsidiary that violates Section 23A or 23B of the Federal Reserve Act, as amended, or enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate of the Company or a Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arms-length transaction.

SECTION 7  DEFAULT AND REMEDIES
7.1 Events of Default Defined.  Any one or more of the following shall constitute an “Event of Default”:
(a) the Company shall fail to pay (i) any scheduled principal or interest payment within three days after the scheduled due date thereof or (ii) any other Obligation (including, without limitation, the payments required by Sections 2.6, 2.7 and 5.8) within 15 days after the same shall become due and payable, whether upon demand, at maturity, by acceleration or otherwise;
(b) the Company or any of its Subsidiaries shall fail to observe or perform any of the covenants, agreements or conditions contained in Sections 5.10 or 5.12, or any provision of Section 6;
(c) the Company or any of its Subsidiaries shall fail to observe or perform any of the other covenants, agreements or conditions contained in this Agreement or the Related  Documents and such failure shall continue for thirty (30) days after Company’s receipt written notice of such failure by Lender;
(d) the Company or any of its Subsidiaries shall default (as principal or guarantor or otherwise) in the payment of any other Indebtedness aggregating $1,000,000 or more, or with respect to any of the provisions of any agreement evidencing such Indebtedness, and such default shall continue beyond any period of grace, if any, specified in such agreement, unless the Company or such Subsidiary is contesting such default in good faith and the Lender agrees, in its reasonable discretion, that the Company or such Subsidiary is so-contesting such default;
(e) any representation or warranty made by the Company herein or in any of the Related Documents or in any certificate, document or financial statement delivered to the Lender shall prove to have been incorrect in any Material adverse respect as of the time when made or given;
(f) a final judgment (or judgments) for the payment of amounts aggregating in excess of $1,000,000 (to the extent not covered by insurance) shall be entered and final against the Company or any of its Subsidiaries, and such judgment (or judgments) shall remain outstanding and unsatisfied, unbonded or unstayed after thirty (30) days from the date of entry thereof;
(g) the Company or any of its Subsidiaries shall (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature; (ii) make an assignment for the benefit of creditors; (iii) petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for the Company or such Subsidiary or a substantial part of its respective assets; (vi) suffer a rehabilitation proceeding, custodianship, receivership, conservatorship or trusteeship to continue undischarged for a period of sixty (60) days or more; (iv) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (v) by any act or omission indicate its consent to, approval of or acquiescence in any rehabilitation proceeding or any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver, conservator or any trustee for it or any substantial part of any of its properties; or (vi) adopt a plan of liquidation of its assets;

(h) if any Person shall:  (i) petition or apply to any tribunal for the appointment of a custodian, receiver, conservator or any trustee for the Company or any Subsidiary or a substantial part of its respective assets which continues undischarged for a period of sixty (60) days or more; (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, rehabilitation, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, in which an order for relief is entered or which remains undismissed for a period of sixty (60) days or more;
(i) the FDIC, the Federal Reserve Board, the Office of the Comptroller of the Currency, or any other Regulatory Authority shall (A) issue any formal or informal Material notice, order or directive involving activities deemed unsafe or unsound by the Company or any of its Subsidiaries, (B) issue a memorandum of understanding, capital maintenance agreement, cease and desist order or other directive (including a capital raise directive) involving the Company or any of its Subsidiaries, (C) cause the suspension or removal of the Chief Executive Officer or Chief Financial Officer of the Company or the Chief Executive Officer of any Bank Subsidiary, or (D) otherwise restrict the ability of any Bank Subsidiary to pay dividends to the Company without prior regulatory approval, or (ii) the FDIC shall terminate its insurance coverage with respect to the Bank Subsidiaries; or
(j) this Agreement or any of the Related Documents shall at any time cease to be in full force and effect, or the Company shall attempt to revoke or terminate this Agreement or any Related Document.
7.2 Remedies Upon Event of Default.  Upon the occurrence of an Event of Default (which has not been cured to the extent cure is expressly permitted):
(a) specified in clause (g) or (h) of Section 7.1, then, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived: (i) the obligations of the Lender to make any further advances to the Company shall automatically and immediately terminate; and (ii) the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;
(b) specified in any clauses of Section 7.1 other than clause (g) or (h), the Lender may, without presentment, notice, demand or action of any kind by the Lender, all of which are hereby waived, (i) immediately terminate its obligation to make any further advances to the Company, and the same shall immediately terminate; and (ii) declare the entire amount of the Obligations immediately accelerated, due and payable;
(c) the Lender may at any time, without prior notice or demand, set off any credit balance or other money now or hereafter owed to the Company or any guarantor against all or any part of the Obligations hereunder; and
(d) the Lender shall have all of the rights and remedies provided to the Lender by this Agreement and the other Related Documents, and all rights and remedies provided by law and in equity, by statute or otherwise, and no remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise.

In addition to and not in lieu of any other right or remedy the Lender might have, the Lender at any time and from time to time at its election may (but shall not be required to) do or perform or comply with or cause to be done or performed or complied with anything which the Company may be required to do, perform or comply with, which after written demand the Company has failed or refused to do, perform or comply with, and the Company shall reimburse the Lender upon demand for any reasonable cost or expense which the Lender may incur in such respect, together with interest thereon at the rate equal to the rate payable under the Revolving Credit Note following an Event of Default from the date of such demand until paid.  No failure or delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any further exercise thereof or the exercise of any other right or remedy.  No remedy herein conferred upon the Lender is intended to be exclusive of any other right and remedy, and each right and remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.
7.3 Termination of Commitment.  During any time an Event of Default has occurred and is continuing, subject to any right to cure such Event of Default herein or in any of the Related Documents, the Lender shall have no further obligation to make any further Loans or advances to the Company for any reason, but any Loans or advances made by the Lender to the Company in its sole discretion shall become part of the Obligations.
SECTION 8  MISCELLANEOUS
8.1 Assignability; Successors.  The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.  The Company’s rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Lender.  The Lender may at any time sell, assign, grant participations in or transfer, in whole or in part, to one or more banks or other entities (“Transferees”) interests in any Note held by the Lender or any other interest of the Lender in the Obligations.  Any such Transferee shall be bound by Section 8.2.  Transferees to which a participation is granted (as opposed to a sale, assignment or other transfer) shall not have voting or consent rights under this Agreement and, notwithstanding such participations, the Lender’s obligations under this Agreement shall remain unchanged; the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and the Company shall continue to deal solely and directly with the Lender in connection with this Agreement.  The Company agrees that upon the occurrence of any Event of Default each Transferee shall be deemed to have the right of setoff in respect of its participating interest in the Obligations to the same extent as if the amount of its participating interest were owing directly to it as a lender under this Agreement.

8.2 Confidentiality.  The Lender and each Transferee will exercise its best efforts to keep any information delivered or made available by the Company to it in connection with this Agreement confidential from anyone other than Persons employed or retained by the Lender who are or are expected to be involved in this Agreement and the transactions it contemplates and who are instructed to keep such information confidential in accordance with this Section; provided, however, that nothing herein shall prevent the Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lender, (iii) which has been publicly disclosed, (iv) to the extent reasonably required in connection with any litigation to which the Lender or its Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder, and (vii) to the Lender’s legal counsel, Affiliates and independent auditors who are instructed to keep such information confidential in accordance with this Section. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure and any facts that may be relevant to understanding such tax treatment, which materials and facts shall not include for this purpose the names of the parties or any other Person named herein, or information that would permit identification of the parties or such other Persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or facts; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Code.
8.3 Survival.  All agreements, covenants, representations and warranties made herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents, the making of the Obligations and the termination of this Agreement.
8.4 Governing Law.  This Agreement and the Related Documents shall be governed by the internal laws of the State of Illinois (regardless of such State’s conflict of laws principles).  The parties hereto acknowledge that this Agreement and the Related Documents were all negotiated with the assistance of counsel and, accordingly, such laws shall be applied without reference to any rules of construction regarding the draftsman hereof.
8.5 Counterparts; Headings.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

8.6 Entire Agreement; Amendments.  This Agreement, the Exhibits and Schedules attached hereto, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other understandings, oral or written, with respect to the subject matter hereof.  No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the party against which enforcement thereof is sought.  Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.7 Notices.  All communications or notices required or permitted by this Agreement shall be in writing, and shall be deemed to have been given or made when delivered in hand or  deposited in the mail.  Communications or notices shall be delivered personally or by certified or registered mail, postage prepaid, and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:
if to the Company:	First Busey Corporation
100 West University Avenue
Champaign, IL  61820
Attn:  Robin Elliott
Chief Financial Officer
with copies to: First Busey Corporation
100 West University Avenue
Attn:  John Powers
          General Counsel

if to the Lender: U.S. Bank National Association
Depository Financial Institution Group
5065 Wooster Road, CN-OH-L2CB
Cincinnati, OH   45226-2326
Attn:  Cynthia M. Olson
with copies to: Michael Best & Friedrich LLP
100 East Wisconsin, Suite 3300
Milwaukee, WI 53202-4108
Attn:  Alexander P. Fraser, Esq.

8.8 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.9 Further Assurances.  The Company agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as the Lender may at any time reasonably request in connection with the administration or enforcement of this Agreement or the Related Documents or in order better to assure and confirm unto the Lender its rights, powers and remedies hereunder.

8.10 Submission to Jurisdiction.  Any claim or issue arising out of this Agreement or the Related Documents will be enforced or resolved in any state or federal court having subject matter jurisdiction and located in Chicago, Illinois.  For the purpose of any action or proceeding instituted with respect to any such claim, the Lender and the Company hereby irrevocably submit to the jurisdiction of such courts.  The Lender and the Company irrevocably consent to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lender or the Company, as applicable, and each agrees that such service, to the fullest extent permitted by law (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding, and (b) shall be taken and held to be valid personal service upon personal delivery to it.  Nothing herein contained shall affect the right of the Lender or the Company to serve process in any other manner permitted by law or preclude the Lender or the Company from bringing an action or proceeding for injunctive relief in respect hereof in any other country, state or place having jurisdiction over such action.  The Lender and the Company hereby irrevocably waive, to the fullest extent permitted by law, any objection which it/they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any court located in Chicago, Illinois and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.
8.11 Waiver of Jury Trial.  Each party hereto knowingly, voluntarily and without coercion, waives all rights to a trial by jury of all disputes arising out of or in relation to (a) this Agreement or any Related Document to which it is a party, or under any amendment, instrument, document or agreement delivered or which may in the future be delivered in connection therewith, (b) arising from any relationship existing in connection with this Agreement or and any Related Document, or (c) any act, conduct or omission in connection with this Agreement, the Related Documents or any relationship created thereby, regardless of the time when the same may occur, and agrees that all matters relating thereto and any such action or proceeding shall be tried before a court and not before a jury.
8.12 Inducements.  All statements, promises or inducements made to any party hereto in connection with this Agreement and the Related Documents are set forth herein or therein.
8.13 USA Patriot Act; Office of Foreign Assets Control.  The Lender hereby notifies the Company and each of its Subsidiaries that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each of its Subsidiaries, which information includes the name and address of the Company and each of its Subsidiaries and other information that will allow the Lender to identify the Company and each of its Subsidiaries in accordance with the Patriot Act and the Company agrees to provide such information.  In addition, and without limiting the foregoing sentence, the Company shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls the Company or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

8.14 Nonliability of the Lender.  The relationship between the Company and the Lender shall be solely that of borrower and lender.  The Lender shall have no fiduciary responsibilities to the Company or its Subsidiaries.  The Company agrees that the Lender shall have no liability to the Company or any of its Subsidiaries (whether sounding in tort, contract, or otherwise) for losses suffered by the Company or any of its Subsidiaries in connection with, unless such losses are the result of gross negligence, willful misconduct or bad faith of the Lender or its employees, officers, directors, agents, attorneys, successors or permitted assigns, arising out of, or in any way related to, the transactions contemplated and the relationship established by this Agreement and the Related Documents, or any act, omission or event occurring in connection herewith or therewith.  The Lender shall have no liability with respect to, and the Company hereby waives, releases, and agrees not to sue for, any special, indirect, or consequential damages suffered by the Company in connection with, arising out of, or in any way related to this Agreement, the Related Documents or the transactions contemplated hereby or thereby.

8.15 Recitals.  The Recitals to this Agreement are true and correct and are incorporated in this Agreement by this reference.

8.16 Existing Credit Agreement; Existing Facility Termination.  This Agreement amends and restates the Existing Credit Agreement in its entirety.  On the date of the initial funding of Loans hereunder, (i) each “Loan” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be repaid in full with the proceeds of the Loans under this Agreement, (ii) all other amounts outstanding under the Existing Credit Agreement (including interest and fees through the Closing Date) shall be paid in full with the proceeds of the Loans under this Agreement to the extent not otherwise paid by the Company on such date, and (iii) the “Revolving Loan Commitment” (as defined in the Existing Credit Agreement) shall be terminated and replaced with the Revolving Loan Commitment hereunder.  It is the intent of the parties hereto that this Agreement neither constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement and nor evidence termination of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and hereafter evidence the obligations of the Company outstanding thereunder.  The undersigned waive any right to receive any notice of the termination of the “Revolving Loan Commitment” (as defined in the Existing Credit Agreement) and any right to receive any notice of prepayment of amounts owed under the Existing Credit Agreement. The Lender hereby agrees to return to the Company, with reasonable promptness, any note delivered by any Company to the Lender in connection with the Existing Credit Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.
FIRST BUSEY CORPORATION

By: /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Operating Officer and Chief Financial
             Officer

[signatures continued on next page]

U.S. BANK NATIONAL ASSOCIATION
By: /s/ Peter Caliguiri
Name: Peter Caliguiri
Title:   Senior Vice President

Schedule 3.1

List of Subsidiaries of First Busey Corporation and State of Incorporation/Organization

Direct:
Busey Bank - Illinois
First Busey Statutory Trust II - Delaware
First Busey Statutory Trust III - Delaware
First Busey Statutory Trust IV - Delaware
Pulaski Financial Statutory Trust I - Connecticut
Pulaski Financial Statutory Trust II - Delaware

Indirect:
Busey Capital Management, Inc. - Illinois
Echo Holdings I, LLC - Florida
Echo Holdings II, LLC - Florida
Echo Holdings III, LLC - Florida
Echo Properties I, LLC - Florida
Echo Properties II, LLC - Florida
Echo Properties III, LLC - Florida
Echo Properties IV, LLC - Florida
Echo Properties V, LLC - Florida
Echo Properties VI, LLC - Florida
Echo Properties VII, LLC - Florida
Echo Properties VIII, LLC - Florida
Echo Properties IX, LLC - Florida
Echo Properties X, LLC - Florida
Echo Properties XI, LLC - Florida
Echo Properties XII, LLC - Florida
Echo Properties XIII, LLC - Florida
Echo Resources LLC - Illinois
First Community OREO LLC - Illinois
First Community OREO LLC III - Illinois
FirsTech, Inc. – Illinois
Mid Illinois Insurance Services, Inc. – Illinois
Pillar Properties I, LLC - Illinois
Pillar Properties II, LLC - Illinois
Pillar Properties III, LLC - Illinois
Pillar Properties IV, LLC - Illinois
Pillar Properties V, LLC - Illinois
Pillar Properties VI, LLC - Illinois
Pillar Properties VII, LLC - Illinois
Pillar Properties VIII, LLC - Illinois
Pillar Properties IX, LLC - Illinois
Pillar Properties X, LLC - Illinois
Pillar Properties XI, LLC - Illinois
Pillar Properties XII, LLC - Illinois
Pillar Properties XIII, LLC - Illinois
Pillar Properties XIV, LLC - Illinois
Pillar Properties XV, LLC - Illinois
Pillar Properties XVI, LLC - Illinois
Pillar Properties XVII, LLC - Illinois
Pillar Properties XVIII, LLC - Illinois
Pillar Properties XIX, LLC - Illinois
Pillar Properties XX, LLC - Illinois
Priority Property Holdings, LLC - Missouri
Pulaski Service Corporation - Missouri